Exhibit 99.1

Apogee Therapeutics Announces Positive Phase 2 Part A 52-Week Data of Zumilokibart (APG777), Demonstrating Maintenance and Deepening of Responses with Every 3- and 6-Month Dosing in Moderate-to-Severe Atopic Dermatitis

APEX Part A data demonstrated durable maintenance of response at 52-weeks for every 3- and 6-months dosing, respectively, including:

-      75% and 85% patients maintained EASI-75

-      86% and 78% patients maintained vIGA 0/1

Deepening of response was observed across all lesional and itch endpoints with both every 3- and 6- month dosing among the full population of patients initially randomized to zumilokibart

Well tolerated across both dosing regimens, with safety profile generally in line with other agents in class

APEX Part B 16-week induction expected to readout 2Q 2026, supporting expected initiation of Phase 3 zumilokibart trials in moderate-to-severe atopic dermatitis starting in 2H 2026

Data to be presented during late-breaking oral presentation at 2026 American Academy of Dermatology Annual Meeting

Management to host conference call today at 8:00 a.m. ET to share further details

SAN FRANCISCO and BOSTON, March 23, 2026 (GLOBE NEWSWIRE) -- Apogee Therapeutics, Inc. (Nasdaq: APGE), a clinical-stage biotechnology company advancing optimized, novel biologics with potential for best-in-class profiles in the largest inflammatory and immunology (I&I) markets, today announced positive 52-week maintenance data from Part A of the Phase 2 APEX clinical trial of zumilokibart (APG777), a potential best-in-class anti-IL-13 antibody, in patients with moderate-to-severe atopic dermatitis (AD). The results demonstrated durable maintenance of response with both 3- and 6- month maintenance dosing regimens. Deepening of response for the full population across all lesional and itch endpoints was also observed, supporting zumilokibart’s potentially differentiated profile, including significantly less frequent dosing than current standard of care.

“Our 52-week Part A data mark a significant milestone for zumilokibart, with the potential to transform the treatment paradigm as the first 6-month dosed therapeutic for patients with AD” said Michael Henderson, M.D., Chief Executive Officer of Apogee. “Importantly, we observed continued deepening of efficacy across all endpoints for both 3- and 6-month dosing through 52 weeks in the full zumilokibart treated population, not just 16-week responders, while standard of care treatments typically plateau. These Part A results reinforce the potentially best-in-class profile of zumilokibart, which achieved greater than 99% inhibition of IL-13, the offending cytokine in AD, leading to rapid, early itch and lesion relief that deepened over time. We look forward to further evaluation of zumilokibart in our Phase 3 trials expected to initiate later this year which, subject to regulatory approval, we expect will support a potential commercial launch in 2029.”

“While the treatment landscape for atopic dermatitis has improved in recent years, patients and physicians are still looking for therapies that provide durable disease control with less frequent dosing,” said Ruth Ann Vleugels, M.D., MPH, MBA, Heidi and Scott C. Schuster Distinguished Chair in Dermatology and Director, Atopic Dermatitis Program at Brigham and Women’s Hospital and Professor of Dermatology, Harvard Medical School. “Quarterly or even biannual dosing alone would be transformative for patients living with AD, and the durability and efficacy demonstrated in APEX Phase 2 Part A through one year makes the profile for zumilokibart even more compelling as a future go-to treatment for this disease.”

APEX Phase 2 Part A Key 52-Week Results

The 52-week maintenance portion of the trial evaluated 360mg of zumilokibart administered at 3- and 6-month maintenance dosing intervals. Results focused on two analysis populations: the Week 16 zumilokibart responder population and the full 52-week zumilokibart-treated population. At Week 52, zumilokibart demonstrated strong maintenance of response among Week 16 responders, with deepening of efficacy across the full treated population for all lesion and itch endpoints.

Zumilokibart demonstrated:

•	Maintenance of Eczema Area and Severity Index percent score reductions of at least 75 (EASI-75) among Week 16 responder population by 75% and 85% of patients with every 3-month and 6-month dosing, respectively.

•	Validated Investigator’s Global Assessment (vIGA) 0/1 maintenance of response of 86% for 3-month dosing and 78% for 6-month dosing among Week 16 responder population.

•	Deepening of response was observed across all lesional and itch endpoints with every 3- and 6-month dosing.

•	Well tolerated across the full 52-week study with a safety profile generally consistent with other agents in the class.

o	Across the 52-week treatment period, the most common TEAEs were noninfective conjunctivitis, upper respiratory tract infection, and nasopharyngitis.

“Consistent maintenance of response as well as deepening of responses over time were observed across key endpoints for both the 3- and 6-month dosing regimens, demonstrating a highly differentiated profile that could allow treatment to be administered as few as two times per year, compared with up to 26 injections annually for currently available therapies,” said Carl Dambkowski, M.D., Chief Medical Officer of Apogee. “The potential for only 2-4 dosing days per year in addition to robust efficacy and a safety profile consistent with other agents in the class, further supports zumilokibart’s potentially best-in-class profile. I would like to thank the patients and physicians for their contributions in the successful execution of this trial.”

“Because atopic dermatitis is a chronic disease, maintaining disease control over time is critically important,” said Emma Guttman-Yassky, M.D., Ph.D., Waldman Professor of Dermatology and Immunology and Health System Chair of the Kimberly and Eric J. Waldman Department of Dermatology at the Icahn School of Medicine at Mount Sinai in New York City. “These 52-week findings for the full population are particularly encouraging for patients who did not fully respond during the first 16 weeks of treatment, suggesting that responses to zumilokibart may continue to deepen over time. I look forward to seeing how these results translate in the upcoming Part B data and Phase 3 trial starting later this year.”

APEX Part B is a placebo-controlled dose optimization trial with 347 patients randomized 1:1:1:1 to high-, medium- or low-dose zumilokibart versus placebo. Part B 16-week data are expected in the second quarter of 2026. Based on today’s results and anticipated Part B induction data, subject to clinical and regulatory outcomes, the company plans to begin Phase 3 trials of zumilokibart in the second half of 2026 enabling a potential launch in 2029.

Today’s data will also be presented in a late-breaking oral presentation at the 2026 American Academy of Dermatology Annual Meeting. Details of the presentation are as follows:

Title: Zumilokibart (APG777) Provides Early and Sustained Improvements in the Signs and Symptoms of Atopic Dermatitis: Results from the Phase 2 APEX Part A Study (79278)

Date & time: March 28, 2026, at 10:00 AM

Location: Bellco Theatre, Colorado Convention Center, Denver

Webcast Details

Apogee Therapeutics’ live webcast of the APEX Phase 2 Part A results will begin today at 8:00 a.m. ET. The live webcast can be accessed via this link or the Investors section on the company’s website at https://investors.apogeetherapeutics.com/news-events/events. A replay of the webcast will be available following the call.

About zumilokibart

Zumilokibart (APG777) is a novel, subcutaneous extended half-life monoclonal antibody targeting IL-13 – a critical cytokine in inflammation and a primary driver of AD. In the APEX Phase 2 52-week trial, zumilokibart demonstrated potential to maintain and deepen clinical responses with as little as every 3- and 6-month dosing. AD is a chronic inflammatory skin disorder which can lead to sleep disturbance, psychological distress, elevated infection risk and chronic pain, all of which significantly impact quality of life. Today’s treatments are associated with many challenges, including frequent injection regimens that can lead to poor patient compliance. Zumilokibart has pipeline-in-a-product potential with proof-of-concept demonstrated in asthma, and with expansion plans to be announced in asthma, EoE, and other I&I indications.

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company advancing novel biologics with potential for differentiated efficacy and dosing in the largest I&I markets, including for the treatment of AD, asthma, EoE, Chronic Obstructive Pulmonary Disease (COPD) and other I&I indications. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. Zumilokibart, the company’s most advanced program, is being initially developed for the treatment of AD, which is the largest and one of the least penetrated I&I markets, as well as asthma and EoE. With four validated targets in its portfolio, Apogee is seeking to achieve best-in-class efficacy and dosing through monotherapies and combinations of its novel antibodies. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit https://apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: Apogee’s plans for its current and future product candidates, programs, clinical trials and expansion indications; the anticipated timing of its current and future clinical trials and clinical trial results, including the APEX Phase 2 Part B 16-week readout and the expectation that it will support commencement of a Phase 3 trial in zumilokibart; its planned clinical trial designs; the potential clinical benefit, dosing regimen, safety, PK, PD and efficacy profiles and treatment outcomes of zumilokibart and any other product candidates, including combination therapies; its planned business strategies; and its expected timing for future pipeline updates, regulatory decisions and commercialization, including the planned commercial launch of zumilokibart in 2029. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange Commission (the SEC)), many of which are beyond the company’s control and subject to change. Actual or final results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of Apogee’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of Apogee’s clinical trials; the unpredictable relationship between clinical trial results across different phases of clinical trials; the accuracy of cross-trial comparisons against products and product candidates in the same class; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in Apogee’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 2, 2026, and subsequent disclosure documents Apogee has filed and may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

Noel.Kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB Media

dan@1abmedia.com